UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 20, 2015

Towers Watson & Co.

(Exact name of registrant as specified in its charter)

Delaware	001-34594	27-0676603
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

901 N. Glebe Road Arlington, VA	22203
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (703) 258-8000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03              Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On November 20, 2015, Towers Watson Delaware Inc. (“TWD”), an indirect subsidiary of Towers Watson & Co. (“Towers Watson”), entered into a four-year term loan credit facility of $340 million, as borrower pursuant to a Term Loan Credit Agreement with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto (the “Term Loan Credit Facility”).  The terms and conditions of the Term Loan Credit Facility are substantially similar to those set forth in the existing five-year term loan credit facility of Towers Watson (the “Towers Watson 2012 Senior Credit Facility”) entered into with Bank of America, N.A., as Administrative Agent, and the other lenders party thereto, on June 1, 2012, the terms of which were described on the Form 8-K filed by Towers Watson on June 1, 2012, and which are qualified in their entirety by reference to the full text of the Towers Watson 2012 Senior Credit Facility, a copy of which was filed as Exhibit 10.1 to the Form 8-K filed by Towers Watson on June 1, 2012.

Borrowings under the Term Loan Credit Facility bear interest, at Towers Watson’s option, at either a Eurocurrency rate plus a spread ranging from 1.250% to 1.750%, or at a base rate plus a spread ranging from 0.250% to 0.750%, with such spread in each case dependent upon TWD’s Consolidated Leverage Ratio (as defined in the Term Loan Credit Facility).

TWD’s obligations under the Term Loan Credit Facility are guaranteed by all of the domestic subsidiaries of TWD.   In the event the Willis Merger (as defined in the Term Loan Credit Facility) is not consummated by March 31, 2016, subject to extension as provided for in the Willis Merger agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by Towers Watson on June 30, 2015, as amended by Amendment No. 1 to the Willis Merger agreement, a copy of which was filed as Exhibit 2.1 to the Form 8-K filed by Towers Watson on November 19, 2015, TWD’s obligations under the Term Loan Credit Facility would be guaranteed by Towers Watson and all of the domestic subsidiaries of Towers Watson (other than Professional Consultants Insurance Company, Inc., a Vermont corporation, and Stone Mountain Insurance Company, a Vermont corporation).

The Term Loan Credit Facility contains customary representations and warranties and affirmative and negative covenants, substantially consistent with the Towers Watson 2012 Senior Credit Facility. The Term Loan Credit Facility requires TWD to maintain certain financial covenants that include a minimum Consolidated Interest Coverage Ratio and a maximum Consolidated Leverage Ratio (which terms in each case are defined in the Term Loan Credit Facility). In addition, the Term Loan Credit Facility contains restrictions on the ability of TWD and its subsidiaries to, among other things, incur additional indebtedness; pay dividends; make distributions; create liens on assets; make acquisitions; dispose of property; engage in sale-leaseback transactions; engage in mergers or consolidations, liquidations and dissolutions; engage in certain transactions with affiliates; and make changes in lines of businesses.

The Term Loan Credit Facility contains customary events of default, including non-payment of principal when due; non-payment of interest, fees or other amounts after a stated grace period; inaccuracy of representations and warranties; certain bankruptcy events and cross-defaults to other material indebtedness; certain change of control events; material judgments; actual or asserted invalidity of any Loan Document (as defined in the Term Loan Credit Facility); and certain ERISA-related events, all substantially consistent with the Towers Watson 2012 Senior Credit Facility. If an event of default occurs and is continuing, TWD may be required to repay all amounts outstanding under the Term Loan Credit Facility. Lenders holding more than 50% of the loans under the Term Loan Credit Facility may elect to accelerate the maturity of amounts due thereunder upon the occurrence and during the continuation of an event of default.

The foregoing description of the Term Loan Credit Facility is not intended to be complete and is qualified in its entirety by reference to the full text of the Term Loan Credit Facility, a copy of which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

The amounts borrowed pursuant to the Term Loan Credit Facility are expected to be used by TWD to pay a special dividend to Towers Watson, for further distribution to the stockholders of Towers Watson in connection with, but prior to giving effect to, the Willis Merger.

The representations and warranties contained in the Term Loan Credit Facility were made only for the purposes of the Term Loan Credit Facility as of specific dates, are solely for the benefit of the parties, and may have been qualified by certain disclosures between the parties and a contractual standard of materiality different from those generally applicable to investors or stockholders, among other limitations. The representations and warranties were made for the purposes of allocating contractual risk between the parties to the Term Loan Credit Facility and should not be relied upon as a disclosure of factual information relating to Towers Watson. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Term Loan Credit Facility, which subsequent information may or may not be fully reflected in public disclosures.

2

Item 9.01               Financial Statements and Exhibits

(d)          Exhibits.                The following exhibit is filed with this report:

Exhibit No.	Description

Exhibit 10.1

Term Loan Credit Agreement, dated as of November 20, 2015, among Towers Watson Delaware Inc., as borrower, each lender from time to time party thereto, and Bank of America, N.A., as administrative agent.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TOWERS WATSON & CO.
(Registrant)

Date: November 24, 2015
	By:	/s/ Neil D. Falis
	Name:	Neil D. Falis
	Title:	Assistant Secretary

3